[Letterhead]

CoBon Energy, L.L.C.
1145 East South Union Avenue
Midvale, Utah 84047
Telephone: (801) 255-6666
Fax. (801) 566-0088


August 20, 1996


Mr. Ken Young
Covol Technologies, Inc.
3280 N. Frontage Road
Lehi, UT 84043

RE: Modification to Letter of Understanding

Dear Ken,

This letter is a follow up to our conversation on August 12, 1996 and our meeting with you and Mike Midgley on August 20, 1996. Before responding to your proposal to revise the Covol/CoBon Letter of Understanding, as set forth in your letter of August 13, 1996, let me thank you for your expressions of appreciation and support during our meetings. We were pleased to hear that you recognized CoBon's good faith performance and contributions to date.

Based upon our discussion and meeting this morning, CoBon would agree to restructure the relationship as set forth below.

Covol will grant to CoBon an equity position in Alabama Synfuels #1 or, at CoBon's option, in the first limited partnership established by Covol and hereafter determined to be operational, exclusive of Utah Synfuels #1 (the "Project"). The equity position granted will be for a specified equity interest percentage in the Project, currently calculated at 1.59%, calculated upon an anticipated revenue distribution value of $100,000/yr. over the eleven year expected life of the Project (i.e., $1,100,000 minimum distribution). In the event that only one limited partnership/project is successfully developed by Covol, CoBon's equity position shall be in such limited partnership/project.

Covol agrees to sell to CoBon (an) irrevocable license(s) for the purchase price of one dollar ($1.00) to use Covol's proprietary coal technology and to use its patented binder in the production of coal extrusions or briquettes for an annual aggregate capacity of which will not exceed 1,500,000 tons. Covol agrees to grant the license for the first 500,000 tons of production capacity for CoBon developed facility(ies) free of any royalty payment. CoBon agrees to pay Covol a one time license royalty fee of two dollars ($2.00) per ton for all additional production capacity tons in the range of 500,001 to 1,000,000 tons. CoBon further agrees to pay Covol a one time license royalty fee of two dollars and fifty cents ($2.50) per ton for all additional production capacity tons in the range of 1,000,001 to 1,500,000 tons. The license(s) will expire on December 31, 2007, unless extended by Congress to a later date, and will be used in the CoBon developed plants (i.e. license may be assigned to specific projects developed).

Mr. Ken Young
August 20, 1996
Page 2




The royalty fee(s) will be paid to Covol after each plant(s) is operational and is utilizing the Covol binder. Payment will be made at the end of each quarter based on the production during that quarter. Payments will end upon the payment of a total fee amount equal to the annual installed production capacity of the plant(s) as described in the previous paragraph.

The sites, from which CoBon will select the plants to be constructed and the associated licensed production capacity, will coincide with CoBon's development efforts to date and will be as follows:

1.       Somerset, Pennsylvania Area
                  Svonavec, Inc.
                  Solar Fuels Company, Inc.
                  PBS Coal Co.
                  Nicewinder Coal Co.
                  New Action Coal Co.

2.       Grant Town, West Virginia Area
                  Horizon Ventures
                  Edison Mission Energy
                  Grant Town Cogeneration
                  Morgan Town Generation

3.       Hazelton, Pennsylvania Area
                  Continental Energy
                  Panther Creek Partners
                  NEPCO
                  Whilobrator
                  North Hampton Generation

4.       Diversified Resources, Intl. Project
                  Ohio, West Virginia, Pennsylvania Area

5.       Consol Inc. Projects
                  Ohio, West Virginia, Virginia, Pennsylvania Area

6.       LG&E Project
                  West Virginia, Pennsylvania, Kentucky Area

7.       AES Corporation Projects
                  AES BV Partners-Beaver Valley
                  AES Deepwater, Inc.
                  AES Riverside

Mr. Ken Young
August 20, 1996
Page 3




                  AES Shady Point, Inc.
                  AES Thames
                  AES Warrior Run, Inc.

8.       Somersville, West Virginia Area
                  Island Creek Coal Co. (Excluded from Consol Acquisition)

9.       Alphius, West Virginia Area
                  US Steel Properties

10.      Canton, Ohio Area
                  Miller Mining

11.      Beth Energy Project
                  Clarksburg, West Virginia
                  Former Beth Energy Properties


Covol agrees to sell and CoBon agrees to buy Covol's binder at a price equal to the actual cost of the binder, plus a 20% profit for all binder utilized. Subject to obtaining appropriate permits, Covol will, at its discretion, construct binder preparation plants on or near the Plant sites for cost effectiveness. Covol will control the production of binder to protect its technology, patents and trade secrets. Covol will provide CoBon with a firm price commitment for binder within two weeks after a site is located. Based upon our meeting today, you indicated that the current cost is approximately $4.16 per ton in the State of Utah.

Covol agrees to relinquish (i) any interest in any plants selected and developed by CoBon and (ii) any other rights that may have existed pertaining to such plants under the Letter of Understanding. CoBon will be permitted to use Covol's trademarks, trade names and service marks only to the extent required to meet the requirements of Section 29 and to satisfy potential buyers/investors of the plants or the output that the plants are producing as a qualified fuel under
Section 29.

Covol will fully cooperate with and provide necessary information to CoBon as reasonably required in CoBon's efforts to qualify the plants for favorable treatment under Section 29, and to obtain any necessary assurances from the IRS, such as a Private Letter Ruling that the plants will so qualify.

Mr. Ken Young
August 20, 1996
Page 4


Finally, in consideration of the promises contained herein, Covol and CoBon agree to and do hereby mutually release and discharge one another from any and all duties, rights, interest, liabilities and the performance of obligations arising from or contained in the parties' January 31, 1996 Letter of Understanding.


CoBon Energy, L.L.C.                                 Covol Technologies, Inc.

By: /s/Steven R. Nash                                By: /s/ Ken Young
       Steven R. Nash                                        Ken Young
Its:   President                                     Its:    CEO

SRN/cm

                                                 LICENSE AGREEMENT

         This License Agreement ("Agreement") is entered into and shall be effective this 10th day of September, 1996 between Covol Technologies, Inc. ("Covol"), residing at 3280 North Frontage Road, Lehi, Utah 84043 and CoBon Energy, L.L.C. ("CoBon"), residing at 1145 East South Union Avenue, Midvale Utah 84047.

                                                     ARTICLE 1
                                                    BACKGROUND

         1.1 Covol has developed and owns proprietary "Coal Technology" as described herein.

         1.2      Covol  desires  to  have CoBon  commercially  exploit the Coal
Technology.

         1.3 Covol is willing to grant to CoBon, and CoBon is willing to acquire from Covol, an irrevocable license to use the Coal Technology as described herein.

                                                     ARTICLE 2
                                                    DEFINITIONS

         2.1 "Coal Technology" means Covol's proprietary method of reclaiming and utilizing discarded and newly formed coal fines and other by-products of coal mining to produce a solid proprietary product in the form of briquettes, extrusions or pellets. "Coal Technology" also includes Covol's proprietary Inventions (patented and unpatented), trade secrets, know-how, working prototypes, manufacturing information, improvements and other intellectual property relating to Covol's proprietary method of reclaiming discarded coal fines and other by-products of coal mining to produce Covol's proprietary briquettes. Some of Covol's Inventions relating to the "Coal
Technology" (as well as other technologies which are not the subject of this Agreement) are disclosed, described and claimed in United States Patent No. 5,453,103, which issued 26 September 1995 ("the '103 Patent"). Some of Covol's Inventions relating to the "Coal Technology" (as well as other technologies which are not the subject of this Agreement) are disclosed, described and claimed in the United States Patent Application Serial No. 08/354,693, filed on 13 December 1994, entitled "RECLAIMING AND UTILIZING DISCARDED AND NEWLY FORMED COKE BREEZE, COAL FINES, AND BLAST FURNACE REVERT MATERIALS, AND RELATED METHODS" ("the '693 Application"). The United States Patent and Trademark Office has recently issued a "Notice of Allowability" of many of the claims in the '693 Application. Accordingly, Covol reasonably expects that a patent will soon mature from the '693 Application. In Article 3, CoBon receives an exclusive license with respect to the "Coal Technology."

         "Coal Technology" includes the binding technology and patented process for manufacturing a "solid synthetic fuel" for qualification and eligibility for Internal Revenue Code

Section 29 energy tax credits. When used in conjunction with Covol's patented manufacturing process, the binding technology produces a qualifying "solid synthetic fuel" from coal fines in the context of a full scale or less demanding manufacturing application. Consistent with the requirements of Internal Revenue Code Section 29, the "Coal Technology" employs a unique substrate to chemically change and bond the coal fines, thereby creating a qualifying solid synthetic fuel. The detectable bonding between the coal fines is the result of the binder's ability to create an actual chemical change to the coal fines and is more than a simple physical mixture of polymer, coal fines and other additives.

         Covol's "Coal Technology" does not cover any other technology or application of technology, including but not limited to Covol's proprietary "Coke Breeze Technology," "Revert Technology" and "Iron Recovery Technology "

                                                     ARTICLE 3
                                                   LICENSE GRANT

         3.1 License. Covol hereby grants to CoBon an irrevocable license to use Covol's proprietary Coal Technology, including but not limited to the Inventions disclosed and claimed in the '103 Patent and the '693 Application, in connection with CoBon's development, use, production, manufacturing, marketing and sale of coal briquettes, extrusions and related products (as well as applicable tax credits generated thereby), its development and construction of manufacturing, briquetting or extruding facilities, plants and operations, and its formation of necessary corporations, companies, partnerships, ventures or other legal entities preparatory or incident thereto ("License").

         The License to use the Coal Technology and to use Covol's patented binder in the production of coal briquettes or extrusions shall be for an annual aggregate capacity not to exceed 1,500,000 tons during the term hereof. The License shall be available for use by CoBon in connection with its development of sites consistent with CoBon's efforts to date, including those sites outlined in the parties' August 20, 1996 Letter of Understanding, from which specific plants will be selected for construction and from which the associated licensed production capacity will be derived. CoBon will use its best efforts to select and construct projects from the list of projects. On or before October 15, 1996, CoBon will give Covol a project status report on project development. Any project sites which CoBon does not intend to select and develop will be identified so that Covol or its designees may pursue the development thereof. Covol agrees not to compete, or through any third party to compete, with CoBon with respect to the development of the agreed upon sites selected and developed by CoBon.

         3.2 Retained Ownership. Covol shall retain all right, title, interest and ownership in and to the Coal Technology, including all Inventions described and claimed in the '103 Patent and the '693 Application, all present and future United States and foreign patent applications covering all or any part of the Coal Technology, and any improvement, all present and future United States and foreign patents that may subsequently issue covering all or any part of the Coal Technology, and any improvements, and related trade secrets, know-how, manufacturing information, and other intellectual property.

         3.3 Authority to License. Covol has developed and exclusively owns the Coal Technology and believes it will exclusively own any patent rights which may accrue during the Term of this Agreement, and Covol has the sole and complete right to grant this License and has no knowledge that any third person has any proprietary interest in the Coal Technology. Covol will not take any action or fail to take any action during the Term of this Agreement that would negate this Agreement or cause a loss to CoBon of the License granted with respect to the Coal Technology.

         3.4 Trademark License. To the extent necessary to carry out the intent of this agreement, Covol also hereby grants CoBon a non-exclusive license to use the trademarks and trade names used by Covol in connection with the Coal Technology ("Trademark License"), if any exist. The authorized use by CoBon of any of the Trademarks License shall be in accordance with Covol's written standards, which shall govern the manner of use and the nature and quality of the products in connection with which they may be used. Covol will furnish to CoBon any applicable standards, in writing.

         3.5 Private Letter Ruling. Covol will furnish CoBon with a copy of the 1995 Private Letter Ruling issued to Covol by the Internal Revenue Service pertaining to Section 29 tax credit qualification. Covol will cooperate with CoBon, as reasonably requested, to the extent CoBon seeks to obtain a supplemental Private Letter Ruling respecting the Section 29 tax credit qualified status of CoBon's development and construction of manufacturing facilities and CoBon's production and marketing of coal products.

         3.6 Compliance Certification. At CoBon's request, Covol shall conduct periodic (at least annually) field audits for the purpose of certifying, in writing, CoBon's proper use of the Coal Technology and proprietary binder for
Section 29 tax credit qualification. Pursuant to the audit fee schedule, attached as Exhibit A, CoBon shall reimburse Covol for its reasonable costs in performing the audits.

                                                     ARTICLE 4
                                        PURCHASE PRICE, ROYALTY AND PAYMENT

         4.1 License Purchase Price. In consideration for the License and other rights granted hereunder, CoBon shall pay Covol a total purchase price of One U.S. Dollar ($1.00).

         4.2 License Royalty Fee. Covol agrees to grant the License for the first 500,000 tons of annual production capacity for CoBon developed facility(ies) free of any License Royalty Fee payment. CoBon shall nevertheless pay Covol a one time License Royalty Fee of Two U.S. Dollars ($2.00) per ton for all annual production capacity in the range of 500,001 to 1,000,000 tons and CoBon shall pay Covol a one time License Royalty Fee of Two Dollars and Fifty

Cents ($2.50) per ton for all annual production capacity in the range of 1,000,001 to 1,500,000 tons. The total License Royalty Fee payable by CoBon shall not exceed Two Million Two Hundred Fifty Thousand U.S. Dollars ($2,250,000.00) during the term of this Agreement.

         4.3 Payment. CoBon shall pay the applicable License Royalty Fee to Covol based on product sales after the plant(s) are operational and utilizing the Covol binder. Payments shall be made concurrent with the closing of each quarter's accounting and based upon sales during the quarter. Payments shall end upon the payment of a total License Royalty Fee amount equal to the annual installed production capacity of the plants as set forth in Article 4.2.

         4.4 Audit of Records. CoBon shall keep records for a period of two years showing, and shall furnish Covol with a quarterly report respecting, the quantity of product manufactured and sold by CoBon, or its assigns, using the Coal Technology during the quarter. CoBon shall permit CoBon's records to be examined or audited by Covol to the extent necessary to verify the information contained in such reports is accurate and commercially reasonable. If such an examination or audit reveals that CoBon has underpaid Covol any amount due under this Agreement, then CoBon shall pay to Covol the amount of any underpayment, together with interest at the legal rate.

                                                     ARTICLE 5
                                            BINDER PURCHASE AND SUPPLY

         5.1 Purchase and Supply of Binder. CoBon agrees to purchase, and agrees to require any sublicensee or assignee of CoBon to purchase, exclusively from Covol its requirements for the Covol binder for as long as CoBon or any authorized sublicensee or assignee uses the Coal Technology. The price Covol shall charge CoBon, and any sublicensee or assignee, for Covol binder will be commercially reasonable and based on Covol's actual cost to manufacture the Covol binder plus a twenty percent (20%) profit margin on all Covol binder utilized. Except as otherwise provided herein, Covol agrees to sell to CoBon, and to supply to any sublicensee or assignee of CoBon, all of its requirements for Covol binder for as long as CoBon or any authorized sublicensee or assignee uses the Coal Technology under this Agreement.

         CoBon may, at its option, construct and operate a binder preparation and batch plant(s) in connection with its site development. Subject to the parties' agreement of confidentiality and nondisclosure, subject to terms and provisions to protect the proprietary nature of Covol's binder formula, Covol agrees to furnish CoBon with access and use of its proprietary binder formula(s), raw material source(s), and other binder components and preparation technique(s) to facilitate CoBon's operation of the batch plant. At CoBon's request and expense, Covol will assist with the review and analysis of the economic feasibility of constructing and operating a batch plant(s). This will include locating materials, costs of materials and other related costs to determine the feasibility of constructing and operating an on-site batch plant versus purchase of binder from a Covol source to provide an adequate, cost effective, and reliable source of binder. In the event Covol becomes insolvent, declares bankruptcy or is liquidated, Covol agrees to coordinate and arrange for, and does hereby authorize, CoBon, its sublicensees or assignees, to purchase the Covol binder directly from Covol's binder manufacturing source(s) or vendor(s).

         5.2 Binder Certification. In connection with Covol's sale and delivery of binder, Covol shall certify, in writing, or cause its binder vendor(s) to certify, that the binder quality and chemical makeup is consistent with that binder referenced in and underlying Covol's existing Section 29 qualification, as indicated in the 1995 Private Letter Ruling. Such formulation certification shall be based upon independent, random sample testing conducted at the time of binder production.

         5.3 Audit of Records. The parties shall permit one another to examine or audit their respective records to the extent necessary to verify binder costs and Covol's profit calculations are accurate and commercially reasonable.

                                                     ARTICLE 6
                                               TERM AND TERMINATION

         6.1 Term. The License shall expire on December 31, 2007, unless a Congressional extension of applicable Section 29 tax credit legislation is granted, in which case the term of the License shall be automatically extended by an equal period of time.

         6.2 Termination. This Agreement shall terminate upon the expiration date set forth in Article 6.1. Upon termination of this Agreement, all rights granted hereunder and obligations to the parties shall immediately cease; however termination shall not relieve either party of its obligations accrued during the Term of this Agreement (including any pre-termination obligation CoBon may have to pay Covol under Article 4) which has not been fulfilled.

         6.3 Exclusive Remedies. The parties expressly acknowledge and agree that nonperformance by CoBon, or any of its sublicensees or assignees, of the nature described below shall not be grounds to terminate this Agreement. The exclusive remedies for nonperformance shall be as follows:

         (a) In the event CoBon, or any of its sublicensees or assignees, fails to timely pay Covol for proprietary binder purchased on credit or other terms, Covol shall be entitled to immediately discontinue further sale or delivery of Covol binder to such nonperforming entity(ies), until all such payments due and owing to Covol, together with interest thereon at the legal rate, are made. Covol may, at its option subject the nonperforming entity(ies), to C.O.D. or other appropriate payment terms regarding future binder purchases. The nonpayment for binder by an entity(ies) shall not, however, be grounds to terminate this Agreement as to any other compliant, purchasing entity(ies).

         (b) In the event CoBon, or any of its sublicensees or assignees, fails to timely pay Covol the Royalty License Fee, Covol shall be entitled to immediately discontinue the sale or delivery of Covol binder until all such payments due and owing to Covol, together with interest thereon at the legal rate, are made. The nonpayment of a Royalty License Fees by an entity(ies) shall not, however, be grounds to terminate this Agreement as to any other compliant purchasing entity(ies).

         (c) In the event CoBon, or any of its sublicensees or assignees, fails to comply with Covol's written standards regarding use of the Trademark License granted in Article 3.4, Covol may, subject to a sixty (60) day right to cure, terminate the non-compliant entity(ies) right to use Covol's trademarks. Noncompliance with Article 3.4 by an entity(ies) shall not be grounds to terminate any other provisions of this Agreement as to any other compliant entity(ies).

                                                     ARTICLE 7
                                                GENERAL PROVISIONS

         7.1 Notices. Any notice, report, request or payment provided for in this Agreement shall be deemed made when furnished in writing and sent by U.S. mail, addressed to the party for whom it is intended at the address indicated in the first paragraph of this Agreement, unless another address is given in writing by either party to the other party.

         7.2 Utah Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Utah.

         7.3 Arbitration. The parties agree that any claim or controversy arising hereunder, which the parties are unable to resolve in good faith, shall be finally resolved and settled exclusively by arbitration in Salt Lake City, Utah, by a panel of three (3) arbitrators under the American Arbitration Association's Commercial Arbitration Rules then in effect. The arbitrators shall have authority to enter an award which includes injunctive relief or specific performance; however, the arbitrators shall have no authority to award punitive or exemplary damages against any party.

         7.4 Attorneys' Fees. Should any party employ an attorney for the purpose of enforcing this Agreement in any lawful proceeding, the prevailing party shall be entitled to receive from the other party reimbursement for all attorneys' fees and costs. A "prevailing party" means a party prevailing on all material issues in dispute as determined by the trier of fact.

         7.5 Modification. No modification of this Agreement shall be binding upon either party unless made in writing and signed by the party to be charged therewith.

         7.6 Assignment. This Agreement shall be assignable and binding on, and shall enure to the benefit of, the parties, and their assigns, transferees and successors-in-interest.

         7.7 Entire Agreement. Except with regard to the applicable provisions of the parties' Letter of Understanding dated August 20, 1996, this Agreement constitutes the entire and integrated agreement of the parties and supersedes any other agreements, whether oral or in writing, between the parties regarding the subject hereof.

         7.8 Sublicenses; Assignments. CoBon is hereby granted the right to sublicense all or any part of this Agreement, provided:

         (a) Sublicense agreements must be in writing and incorporate all of the terms of this Agreement, binding CoBon's sublicensees as CoBon is bound by this Agreement, and

         (b) At Covol's request, CoBon will supply Covol with a copy of all such sublicense agreements.

         7.9 Severability. The provisions of this Agreement shall be construed to be severable and the invalidity of any one provision shall not affect the enforceability of the remainder of this Agreement.

         IN WITNESS WHEREOF, each signing party represents that, having been duly authorized they have read this Agreement in all particulars and consents to the rights, conditions, duties and obligations imposed upon that party in this Agreement, and that this Agreement has been executed in duplicate originals.

COBON ENERGY, L.L.C.                            COVOL TECHNOLOGIES, INC.


By:/s/ Steven Nash                              By:/s/ Asael T. Sorensen
-------------------                             -------------------------
Steven Nash                                     Asael T. Sorensen
PRINTED NAME                                    PRINTED NAME


President                                       General Counsel
TITLE                                           TITLE




C:\WPDOC\COBON\LICEN.2.RV3


Attachment "A" - Letter of Understanding
Attachment "B" - Fee Schedule

                                                    Exhibit - B
                                             Field Audit Fee Schedule

Individual Position                                  Hourly Rate

Steve Brown (Engineer)                               $ 120/hr
Russ Madsen (Operations)                             $  75/hr
Ace Sorensen (Legal)                                 $ 110/hr
George Ford (Technical)                              $ 120/hr
Secretary                                            $  25/hr

         Reimbursable Expenses:             Cost + 5%

The following expense items are reimbursable to Covol Technologies when directly related to the project:

1. Communication - telephone and telegraph toll charges; postage and freight costs.

2. Travel - actual cost paid by Covol Technologies for project related travel.

3.       Lodging  and  Food - reasonable  living  expenses  incurred  while   on
         assignment or travel away from office.

4. Outside Services and Special Supplies - actual cost of services contracted by Covol Technologies; all major expenditures with Owner's prior approval.

5.       Printing and Reproduction -
                  $0.15 per square foot for blueprints
                  $0.40 per square foot for sepia
                  $1.40 per square foot for mylar
                  $0.10 per letter size copy
                  Standard charges for miscellaneous reproductions

6. Rental - The rental of such buildings, trade fixtures, equipment and the cost of such materials as may be required for field office and other facilities or services at the site of the work rented and/or contracted for in accordance with job requirements including the cost of maintenance and operation thereof.

Reimbursable Computer Charges

1.       Computer  equipment - for use of in-house computer  equipment when used
         in  direct   connection   with  a  project  for  data   processing   or
         computational applications, the following charges shall apply:

                  For all applications - $6.00/hr. Terminal connect time

2.       Computer Aided Design (CAD)

                  Machine Time - $18.00/hr
                  $1.65 per square foot for mylar electrostatic plots $1.25 per square foot for mylar pen plots $0.25 per square foot for other plots

                                                                   Schedule "A"

                                             COVOL TECHNOLOGIES, INC.
                                               CONVERTIBLE DEBENTURE
                                                    TERM SHEET
                                                 SEPTEMBER 5, 1996

Issuer:                    Covol Technologies Inc.

Issue: USD $6,153,846 par value principal amount of 6% convertible debentures issued pursuant to regulation D of the Securities Act. Due December 31, 1999.

Price to Issuer:           65% of par value including all fees and commissions.

Interest:                  6% per annum  due and payable  on principal amount in
                           cash or stock on December 31st, March 31st, June 30th and September 30th of each year until maturity.
                           Interest shall begin to accrue on December 31, 1996.

Conversion:                Holder  at its  discretion,  can  convert  25% of the
                           principal amount, plus outstanding interest every thirty days after the registration period (Dec. 31, 1996) at the lesser of USD $9.75 (strike price), or the average closing bid price of the common stock for the five (5) OCT-BULLETIN BOARD (NASDQ) trading days immediately preceding the conversion.

Maximum Price:             If conversion  price  is  greater  to or equal to the
                           strike price, conversion price shall be set at a maximum price of the strike price. Holder may retain any profit over USD $9.75.

Warrants:                  The Issuer will grant warrants to Kaimor  Securities.
                           Kaimor Securities will be entitled to one warrant for every two shares. Each warrant would entitle Kaimor
                           Securities or the holder thereof to buy one treasury share for $15 a share. The warrant would have a two year term from closing.

Closing:                   Upon filing with the SEC .

Net Proceeds:              Issuer to receive 65% of par value = USD $4,000,000.

Legal Opinion:             Upon closing, Covol  Technologies Inc. will undertake
                           to provide a legal opinion to   Kaimor Securities and
                           each  purchaser,  that  the  transaction   has   been
                           reviewed, is good, valid and enforceable, and was done in good faith.

Call Feature:              Upon effective registration, the issuer has the right
                           to require the  conversion to common shares of up  to
                           25%  of  the  principal   amount  of  the  debenture.
                           The issuer is entitled to call up to 25% every thirty days. This clause in subject to the strike price and closing bid provisions set out in the Conversion clause above.

Penalties:                 The escrow  agent will  withhold  4% of the  proceeds
                           from Covol Technologies in escrow. Upon effective registration of the shares, the escrow agent will release the said 4% to Covol. If the effective registration is not completed by January l, 1997, the escrow agent will release 2% to the purchaser(s) for each calendar month, or pro-rated portion thereof, as the case may be until effective registration.

Escrow  Agent:             Kaimor   Securities,   acting    reasonably,     will
                           select an appropriate escrow agent, being a lawyer licensed in Ontario, to carry out the duties required as such in this transaction, and the issuer will sign an appropriate escrow agreement in this regard.